EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Urban Outfitters, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-75522, 333-33603, 333-84333 and 333-38648) of Urban Outfitters, Inc. of our report dated April 18, 2005, except as to the fourth paragraph of Note 2, which is as of March 31, 2006, with respect to the consolidated balance sheet of Urban Outfitters, Inc. and subsidiaries as of January 31, 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the two-year period ended January 31, 2005, which report appears in the January 31, 2006 annual report on Form 10-K of Urban Outfitters, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 10, 2006